Exhibit 10.31

UNITED CONTINENTAL HOLDINGS, INC.

PERFORMANCE-BASED RSU PROGRAM

I. PURPOSE OF PROGRAM

1.1 Purpose. This United Continental Holdings, Inc. Performance-Based RSU Program (the “Program”) has been adopted by the Compensation Committee of the Board of Directors of United Continental Holdings, Inc., a Delaware corporation (the “Company”), to implement in part the “RSU” and “Performance Compensation Award” provisions of the United Continental Holdings, Inc. 2008 Incentive Compensation Plan (as amended from time to time, the “ICP”), and is intended to provide a method for attracting, motivating, and retaining key employees to assist in the development and growth of the Company and its Subsidiaries. The Program and Awards hereunder shall be subject to the terms of the ICP, including the limitation on the maximum amount of compensation that may be paid pursuant to Section 4(a) of the ICP with respect to awards that are settled in cash based on the fair market value of shares of common stock of the Company.

II. DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Where the following words and phrases are used in the Program, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

(a) “Administrator” means the Committee or the Chief Executive Officer of the Company (if the Chief Executive Officer is a director of the Company), subject to the provisions of Section 3.1.

(b) “Average Cost of Invested Capital” means, with respect to each Performance Period and determined based on the regularly prepared and publicly available statements of operations of the Company prepared in accordance with applicable accounting rules, the average for the fiscal quarters included in such Performance Period of the Company’s cost of capital for each such fiscal quarter measured as the weighted average cost of the Company’s invested capital base for such fiscal quarter, which includes: the contractual cost of servicing debt; the underlying interest cost of other debt-like liabilities, including aircraft leases; unfunded pension and post-retirement obligations; pre-paid frequent flier miles liabilities; and the expected returns on balance sheet “Stockholder’s Equity,” calculated using the capital asset pricing model (CAPM) of determining the cost of equity using the risk-free rate and the historical risk premium associated with Company Stock.

(c) “Award” means, with respect to each Participant for a Performance Period, such Participant’s opportunity to earn a Payment Amount for such Performance Period upon the satisfaction of the terms and conditions of the Program. Awards hereunder constitute RSU and Performance Compensation Awards (as such terms are defined in the ICP) under the ICP.

(d) “Award Notice” means a written notice issued by the Company to a Participant evidencing such Participant’s receipt of an Award with respect to a Performance Period.

(e) “Basis Point” means one one-hundredth of one percent (0.01%).

(f) “Board” means the Board of Directors of the Company.

(g) “Change of Control” means a “Change of Control” as defined in the ICP as in effect on the date of grant of the applicable Award.

(h) “Change of Control Level ROIC” means, with respect to a Performance Period, the percentage established by the Committee to be the Change of Control Level ROIC with respect to such Performance Period, which shall be expressed as the Entry Level ROIC for such Performance Period plus that number of Basis Points established by the Committee pursuant to Section 3.1.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Committee” means a committee of the Board comprised solely of two or more outside directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code). Such committee shall be the Compensation Committee of the Board unless and until the Board designates another committee of the Board to serve as the Committee.

(k) “Company” means United Continental Holdings, Inc., a Delaware corporation.

(l) “Company Stock” means the common stock, par value $0.01 per share, of the Company.

(m) “Disability” or “Disabled” means, with respect to a Participant, that such Participant has incurred a “Disability” within the meaning assigned to such term in the ICP.

(n) “Eligible Employee” means any individual who is an officer of the Company or a Subsidiary.

(o) “Entry Level ROIC” means, with respect to a Performance Period, the percentage established by the Committee to be the Entry Level ROIC with respect to such Performance Period, which shall be expressed as the Average Cost of Invested Capital for such Performance Period plus or minus that number of Basis Points, if any, established by the Committee pursuant to Section 3.1.

(p) “Entry Level RSU Percentage” means, with respect to each Participant who receives an Award for a Performance Period, the percentage established by the Administrator as the Entry Level RSU Percentage for such Participant with respect to such Award pursuant to Section 3.1.

(q) “Fair Market Value” means, as of any specified date, the simple average of the closing sales prices of Company Stock in the principal securities market in which the Company Stock is then traded over the 20 most recent consecutive Trading Days ending on the last Trading Day preceding the specified date, adjusted appropriately by the Committee for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters occurring during or with respect to any relevant measurement period.

(r) “ICP” means the United Continental Holdings, Inc. 2008 Incentive Compensation Plan, as amended from time to time.

(s) “Maximum Payment Amount” means, with respect to each RSU, a dollar amount determined by the Committee in its sole discretion; provided, however, that the Committee may, in its sole discretion, determine whether or not to establish a Maximum Payment Amount with respect to any particular RSU. The Maximum Payment Amount, if any, with respect to an outstanding RSU shall be subject to appropriate adjustment by the Committee for any stock splits, stock dividends, reverse stock splits, special dividends or other similar matters relating to Company Stock occurring after the date of grant of such Award.

(t) “Participant” means an Eligible Employee who has received an Award under the Program with respect to a Performance Period pursuant to Section 4.1.

(u) “Payment Amount” means, with respect to each Participant and each Performance Period for which the Performance Target is satisfied, an amount equal to (i) the number of RSUs subject to such Participant’s Award for such Performance Period, multiplied by (ii) such Participant’s Vested Percentage for such Performance Period, multiplied by (iii) the Fair Market Value as of the Payment Computation Date for such Performance Period. Notwithstanding the foregoing, a Payment Amount may be prorated as provided in the Program.

(v) “Payment Computation Date” means, with respect to each Participant and each Performance Period, the last day of such Performance Period; provided however, that in no event shall the Payment Computation Date be later than the date upon which a Change of Control occurs.

(w) “Performance Period” means each three-year period commencing on the first day of a calendar year that begins on or after January 1, 2011. Notwithstanding the foregoing, no new Performance Period shall commence on or after the date upon which a Change of Control occurs, unless otherwise determined by the Committee.

(x) “Performance Target” means, with respect to a Performance Period, the minimum level of ROIC that must be achieved for such Performance Period in order for a Participant to receive a Payment Amount for such Performance Period. Achievement of the Performance Target for a Performance Period means that the ROIC with respect to such Performance Period equals or exceeds the Entry Level ROIC for such Performance Period.

(y) “Program” means this United Continental Holdings, Inc. Performance-Based RSU Program, as amended from time to time.

(z) “Qualifying Event” means, with respect to a Participant, the termination of such Participant’s employment with the Company under circumstances which would permit such Participant to receive a cash severance payment pursuant to an employment agreement between such Participant and the Company or a Subsidiary or, if no such employment agreement exists, then pursuant to the severance plan, if any, of the Company or a Subsidiary then covering such Participant; provided, however, that a Qualifying Event shall not include any such termination that results from such Participant’s voluntary separation from service which is not treated as an “involuntary separation from service” pursuant to Treasury regulation section 1.409A-1(n)(2).

(aa) “Retirement,” “Retires” or “Retired” means retirement of a Participant from employment with the Company or a Subsidiary in accordance with the applicable employer’s employment policies and regulations, as amended from time to time.

(bb) “ROIC” means, with respect to each Performance Period and determined based on the regularly prepared and publicly available statements of operations of the Company prepared in accordance with applicable accounting rules, “Net Operating Profit After Tax” for such Performance Period divided by “Average Invested Capital” for such Performance Period (expressed as a percentage carried to two decimal points), where:

“Net Operating Profit After Tax” means the following:

The difference between (i) the sum of (A) the aggregate consolidated net income of the Company for such Performance Period (adjusted to exclude any item that is special, extraordinary or unusual in nature or infrequent in occurrence (as determined in according with applicable accounting rules) and any unrealized gains or losses from hedging activities), (B) the aggregate consolidated interest expense and income taxes incurred by the Company for such Performance Period, (C) the portion of the aggregate consolidated capitalized aircraft rent (mainline and regional) for such Performance Period that represents interest (which shall be calculated as the sum of such amounts for each calendar year within such Performance Period based on the average interest rate incurred by the Company on book debt during such year), and (D) the aggregate consolidated interest expense for such Performance Period on pension and post-retirement obligations less the aggregate consolidated expected returns for such Performance Period on pension assets, and (ii) the aggregate consolidated income taxes that would have been paid for such Performance Period with respect to the sum described in clause (i) above based on the income tax rate implied by actual taxes paid as a percentage of consolidated net income determined in accordance with U.S. generally accepted accounting principles; and

“Average Invested Capital” means the average “Invested Capital” for the years included in such Performance Period, where “Invested Capital” means the following:

With respect to each such year, the average of an amount equal to “A” plus “B” minus “C” minus “D” for each of (i) the fiscal quarter immediately preceding such year and (ii) the four fiscal quarters within such year, where:

“A”	equals the aggregate consolidated total assets of the Company as of the last day of such fiscal quarter;

“B”

equals the aggregate consolidated capitalized aircraft rent (mainline and regional) for such fiscal quarter, which is measured by multiplying the aircraft rent expense (mainline and regional) for the trailing 12-month period ending in such fiscal quarter by 7.5;

“C”

equals the aggregate consolidated non-interest bearing liabilities of the Company (both current and long term), but excluding pre-paid mileage sale obligations, as of the last day of such fiscal quarter; and

“D”

equals the long-term tax shield that the unfunded pension and post-retirement obligations provide (calculated based on the Company’s blended federal and state statutory income tax rate multiplied by the unfunded post-retirement liability and accrued pension liability set forth on the Company’s balance sheet) as of the last day of such fiscal quarter.

(cc) “RSUs” has the meaning set forth in the ICP.

(dd) “Section 16” means Section 16 of the Securities Exchange Act of 1934, as amended (including any successor section to the same or similar effect).

(ee) “Stretch Level ROIC” means, with respect to a Performance Period, the percentage established by the Committee to be the Stretch Level ROIC with respect to such Performance Period pursuant to Section 3.1, which shall be expressed as the Target Level ROIC for such Performance Period plus that number of Basis Points, if any, established by the Committee pursuant to Section 3.1.

(ff) “Stretch Level RSU Percentage” means, with respect to each Participant who receives an Award for a Performance Period, the percentage (which may be 0%) established by the Administrator as the Stretch Level RSU Percentage for such Participant with respect to such Award pursuant to Section 3.1.

(gg) “Subsidiary” for purposes of participation in the Program means any entity (other than the Company) with respect to which the Company, directly or indirectly through one or more other entities, owns equity interests possessing 50 percent or more of the total combined voting power of all equity interests of such entity (excluding voting power that arises only upon the occurrence of one or more specified events).

(hh) “Target Level ROIC” means, with respect to a Performance Period, the percentage established by the Committee to be the Target Level ROIC with respect to such Performance Period pursuant to Section 3.1, which shall be expressed as the Entry Level ROIC for such Performance Period plus that number of Basis Points, if any, established by the Committee pursuant to Section 3.1.

(ii) “Target Level RSU Percentage” means, with respect to each Participant who receives an Award for a Performance Period, the percentage (which may be 0%) established by the Administrator as the Target Level RSU Percentage for such Participant with respect to such Award pursuant to Section 3.1.

(jj) “Trading Day” means a day during which trading in securities generally occurs in the principal securities market in which Company Stock is traded.

(kk) “Vested Percentage” means, with respect to each Participant for a Performance Period, a percentage determined as follows:

(i)	if the Performance Target for such Performance Period is not satisfied, then 0%; and

(ii)	if the Performance Target for such Performance Period is satisfied, then a percentage equal to such Participant’s Entry Level RSU Percentage plus:

(A)

if the ROIC with respect to such Performance Period exceeds the Entry Level ROIC with respect to such Performance Period and if there is a difference between the Target Level ROIC and Entry Level ROIC with respect to such Performance Period, an additional percentage equal to (x) such Participant’s Target Level RSU Percentage divided by (y) the difference between the Target Level ROIC with respect to such Performance Period and the Entry Level ROIC with respect to such Performance Period (expressed in Basis Points), for each Basis Point that the ROIC with respect to such Performance Period exceeds the Entry Level ROIC with respect to such Performance Period, up to and including the Target Level ROIC with respect to such Performance Period; and

(B)

if the ROIC with respect to such Performance Period exceeds the Target Level ROIC with respect to such Performance Period and if there is a difference between the Stretch Level ROIC and Target Level ROIC with respect to such Performance Period, an additional percentage equal to (x) such Participant’s Stretch Level RSU Percentage divided by (y) the difference between the Stretch Level ROIC with respect to such Performance Period and the Target Level ROIC with respect to such Performance Period (expressed in Basis Points), for each Basis Point that the ROIC with respect to such Performance Period exceeds the Target Level ROIC with respect to such Performance Period, up to and including the Stretch Level ROIC with respect to such Performance Period.

2.2 Number, Gender, Headings, and Periods of Time. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Program, shall be deemed to include the feminine gender. The headings of Articles, Sections, and Paragraphs herein are included solely for convenience. If there is any conflict between such headings and the text of the Program, the text shall control. All references to Articles, Sections, and Paragraphs are to the Program unless otherwise indicated. Any reference in the Program to a period or number of days, weeks, months, or years shall mean, respectively, calendar days, calendar weeks, calendar months, or calendar years unless expressly provided otherwise.

III. ADMINISTRATION

3.1 Administration by the Administrator. The Program shall be administered by the Administrator, so that (i) Awards made to, and the administration (or interpretation of any provision) of the Program as it relates to, any person who is subject to Section 16, shall be made or effected by the Committee, and (ii) Awards made to, and the administration (or interpretation of any provision) of the Program as it relates to, any person who is not subject to Section 16, shall be made or effected by the Committee or the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a director of the Company, the Committee), unless the Program specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Award described in this clause (ii) or the administration or interpretation of any specific provision of the Program) specifies that it shall serve as Administrator. Notwithstanding the foregoing, the Committee may from time to time in its discretion put any conditions and restrictions on the powers that may be exercised by the Chief Executive Officer of the Company in his or her capacity as Administrator. The action of a majority of the members of the Committee will be the act of the Committee.

Within 90 days after the first day of each Performance Period commencing on or after January 1, 2011 (but in no event after the date required for a performance goal to be considered preestablished under section 162(m) of the Code): (i) the Committee shall establish in writing for purposes of the Program the applicable Entry Level ROIC, Change of Control Level ROIC, Target Level ROIC and Stretch Level ROIC (such that at all times the Stretch Level ROIC shall be equal to or higher than the Target Level ROIC, which in turn shall be equal to or higher than the Entry Level ROIC) for each such Performance Period; (ii) the Administrator shall establish in writing the Entry Level RSU Percentage, Target Level RSU Percentage and Stretch Level RSU Percentage for each Participant with respect to such Performance Period (provided, however, that the Administrator may select a Participant to participate and establish the percentages under this clause (ii) after such 90-day period), and each of the items established under this clause (ii) may, but are not required to, be established by officer level; and (iii) the Committee shall establish in writing the Maximum Payment Amount, if any, applicable to each RSU subject to an Award for such Performance Period. The targets and other amounts established by the Administrator pursuant to the preceding sentence shall in each case be subject to adjustment as determined by the Administrator in its discretion as a result of changes in accounting principles and other significant extraordinary items or events; provided that in respect of any Award intended to qualify as performance-based compensation within the meaning of section 162(m) of the Code, such adjustments may only be made if and to the extent permitted by section 162(m) of the Code.

3.2 Powers of the Administrator. The Administrator shall supervise the administration and enforcement of the Program according to the terms and provisions hereof and shall have the sole discretionary authority and all of the powers necessary to accomplish these purposes. The Administrator (which shall be limited solely to the Committee to the extent provided in the Program) shall have all of the powers specified for it under the Program, including, without limitation, the power, right, or authority: (a) to designate an Eligible Employee as a Participant with respect to a Performance Period at any time prior to the last day of such period, (b) from time to time to establish rules and procedures for the administration of the Program, which are not inconsistent with the provisions of the Program or the ICP, and any such rules and procedures shall be effective as if included in the Program, (c) to construe in its discretion all terms, provisions, conditions and limitations of the Program and any Award Notice, and to determine the number of RSUs subject to an Award to a Participant (which determination with respect to any person who is subject to Section 16 shall be made only by the Committee), (d) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Program or in any Award Notice in such manner and to such extent as the Administrator shall deem appropriate, (e) to determine the Entry Level ROIC, Target Level ROIC, Stretch Level ROIC, Change of Control Level ROIC and the Entry Level RSU

Percentages, Target Level RSU Percentages and Stretch Level RSU Percentages with respect to each relevant Performance Period, (f) to determine the Maximum Payment Amount, if any, for each RSU, (g) to make determinations as to whether the Performance Targets for the various Performance Periods were satisfied, (h) to certify in writing, prior to the payment of any amount under the Program with respect to a Performance Period, whether the Performance Targets relating to such Performance Period and any other material terms of the Program have in fact been satisfied, (i) to exercise its discretion to reduce or eliminate certain Payment Amounts pursuant to Section 5.2(b), and (j) to make all other determinations necessary or advisable for the administration of the Program.

3.3 Administrator Decisions Conclusive; Standard of Care. The Administrator shall, in its sole discretion exercised in good faith (which, for purposes of this Section 3.3, shall mean the application of reasonable business judgment), make all decisions and determinations and take all actions necessary in connection with the administration of the Program. All such decisions, determinations, and actions by the Administrator shall be final, binding, and conclusive upon all persons. However, in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in its or his capacity as Administrator of the Program, the determination of the Committee shall be conclusive. The Administrator shall not be liable for any action or determination taken or made in good faith or upon reliance in good faith on the records of the Company or information presented to the Administrator by the Company’s officers, employees, or other persons (including the Company’s outside auditors) as to matters the Administrator reasonably believes are within such other person’s professional or expert competence. If a Participant disagrees with any decision, determination, or action made or taken by the Administrator, then the dispute will be limited to whether the Administrator has satisfied its duty to make such decision or determination or take such action in good faith. No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers, directors or employees, as such, of the Company or any of its Subsidiaries, under or by reason of the Program or the administration thereof, and each Participant, in consideration of receiving benefits and participating hereunder, expressly waives and releases any and all claims relating to any such liability.

IV. PARTICIPATION AND AWARD NOTICES

4.1 Participation. Each individual who is an Eligible Employee on the first day of a Performance Period or who becomes an Eligible Employee after the first day of a Performance Period shall become a Participant and receive an Award with respect to such Performance Period only if such individual is selected by the Administrator in its sole discretion (subject to the terms of any applicable employment agreement) for participation in the Program with respect to such Performance Period prior to the last day of such Performance Period. Unless otherwise determined by the Administrator, Payment Amounts with respect to an Award for an individual who becomes a Participant with respect to such Award after the first day of the related Performance Period shall be pro-rated based on a fraction, the numerator of which is (except as otherwise provided in Article V) the number of days during the period beginning on the date of such Participant’s commencement of participation in the Program for such Performance Period and ending on the last day of such Performance Period, and the denominator of which is the total number of days in such Performance Period.

4.2 Award Notices. The Company shall provide an Award Notice to each Eligible Employee who becomes a Participant with respect to a Performance Period within 90 days after such Eligible Employee becomes such a Participant. The Administrator shall determine in each case the number of RSUs subject to the Award as of the date of grant of the Award. Each Award Notice shall specify (a) the Performance Period to which the Award relates, (b) the applicable Entry Level ROIC, Target Level ROIC and Stretch Level ROIC, (c) the number of RSUs subject to the Award as of the date of grant of the Award, (d) the applicable Vested Percentages set forth in Section 2.1(kk) with respect to the Participant, and (e) the Maximum Payment Amount, if any, applicable to the Award.

V. AWARD PAYMENTS

5.1 Determinations and Certification by the Committee. As soon as administratively feasible after the end of each Performance Period, the Committee shall determine whether a Performance Target has been achieved for such Performance Period and, if so, the level of such achievement. The Committee’s determination as to whether the applicable Performance Target for a Performance Period has been satisfied shall be certified by the Committee in writing (including by electronic mail transmission). For purposes of the preceding sentence, approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. Notwithstanding the foregoing, each written certification by the Committee (including a certification by electronic email transmission) under this Section 5.1 shall be made by a date which will permit the Company to comply with the time of payment requirements of Sections 5.2 and 5.3 (after giving effect to the provisions of Section 5.7). Subject to Section 5.2(b), the Committee shall not exercise its discretion under Section 6(e)(vi)(D) of the ICP to reduce or eliminate the amount of a payment otherwise due under the Program.

5.2 Eligibility for Payment of Awards.

(a) In General. Subject to Section 5.2(b) and the delayed payment restrictions of Section 5.6, upon the Committee’s written certification in accordance with Section 5.1 that the applicable Performance Target for a Performance Period has been satisfied, each Participant who has received an Award with respect to such Performance Period, who has remained continuously employed by the Company from the date he or she received such Award until the last day of such Performance Period and who has not surrendered such Award to the Company shall be entitled to the Payment Amount applicable to such Participant’s Award for such Performance Period. Except as provided in Section 5.3 and Section 5.4, if a Participant’s employment with the Company terminates for any reason whatsoever prior to the last day of a Performance Period, then such Participant shall not be entitled to receive any payment under the Program with respect to his or her Award for such Performance Period, unless otherwise determined by the Administrator or otherwise provided in the Participant’s employment agreement with the Company or a Subsidiary. Payment of the amount to which a Participant becomes entitled pursuant to this Section 5.2 shall be made by the Company no later than March 15 of the year following the end of the applicable Performance Period.

(b) Negative Discretion. Notwithstanding the provisions of Section 5.2(a) and, except as provided in the last sentence of this paragraph, notwithstanding the provisions of

Section 5.3(b), the Committee shall have the right to reduce or eliminate any Payment Amount with respect to a Performance Period that is otherwise payable pursuant to such Sections if the Committee determines in its discretion that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents and short term investments and cash readily accessible under the Company’s unused lines of credit as of the end of such Performance Period; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all Participants who are, but for the application of this paragraph, entitled to receive a Payment Amount under such Sections with respect to such Performance Period. The Committee shall not have the right to reduce or eliminate any Payment Amount that is payable pursuant to Section 5.3(a), Section 5.4 or, following a Change of Control, Section 5.3(b).

(c) Maximum Payment Amount Limitation. Notwithstanding the preceding provisions of this Section 5.2 or the provisions of Sections 5.3 and 5.4, in no event shall the payments under the Program to a Participant with respect to an RSU subject to an Award exceed an amount equal to the Maximum Payment Amount, if any, applicable to such RSU. To the extent that any payment provided under the Program with respect to an RSU (determined without regard to the limitation described in the preceding sentence) would exceed the limitation described in the preceding sentence, then such excess shall not be paid under the Program and the holder of such RSU shall have no rights or entitlements to any such excess amount.

5.3 Death, Disability or Retirement During a Performance Period.

(a) Death or Disability. Except as specifically provided in a Participant’s employment agreement with the Company or a Subsidiary, if, during a Performance Period with respect to which a Participant has received an Award, such Participant dies or becomes Disabled, then as to such Participant only (i) the Performance Target for each Performance Period that began prior to the date of such Participant’s death or Disability and which has not ended as of such date shall be deemed to have been satisfied (determined based upon achievement of the Target Level ROIC level of performance), and (ii) the provisions of Sections 5.1 and 5.2 shall cease to apply with respect to such Performance Period. Except as specifically provided in a Participant’s employment agreement with the Company or a Subsidiary, with respect to each Performance Period that began prior to the date of such Participant’s death or Disability and which has not ended as of such date with respect to which the Performance Target has been deemed satisfied in the manner described in clause (i) of the preceding sentence, such Participant (or, in the case of death, such Participant’s estate) shall (A) receive a payment from the Company, as soon as administratively practicable after the date of such Participant’s death or Disability (but in no event later than March 15 of the calendar year following the calendar year in which occurred the Participant’s death or Disability), equal to the relevant Payment Amount applicable to such Participant’s Award for such Performance Period (determined as if the Payment Computation Date occurred on the date such Participant died or became Disabled) multiplied by a fraction, the numerator of which is the number of days during the period beginning on the date of such Participant’s commencement of participation in the Program for such Performance Period and ending on the date such Participant died or became Disabled, and the denominator of which is the number of days in the entire Performance Period, and (B) not be entitled to any additional payment under the Program with respect to such Performance Period.

(b) Retirement. Except as specifically provided in a Participant’s employment agreement with the Company or a Subsidiary, if a Participant Retires during a Performance Period, then such Participant shall (i) obtain a Vested Percentage with respect to each related Award based on the actual level of ROIC achieved (or, if Section 5.4(a) applies to any corresponding Award held by a Participant who has not terminated employment, then based on the deemed achievement of the Change of Control Level ROIC), and (ii) subject to Section 5.2(b), receive a Payment Amount with respect to each such Award if and at the same time as payments are made to other Participants who have received corresponding Awards and who have not terminated employment (or, if earlier, no later than March 15 of the calendar year following the calendar year in which a Change of Control occurs), subject, however, to proration based on a fraction, the numerator of which is the number of days during the period beginning on the date of such Participant’s commencement of participation in the Program with respect to such Award and ending on the date such Participant Retired, and the denominator of which is the number of days in the entire related Performance Period.

(c) Change of Control. The preceding provisions of this Section 5.3 shall not be applicable to a Participant who dies, becomes Disabled or Retires on or after the date upon which a Change of Control occurs.

5.4 Change of Control During a Performance Period.

(a) Upon the occurrence of a Change of Control, with respect to each Participant who is employed by the Company on the day immediately preceding the date of such Change of Control, (i) the Performance Target for each Performance Period that began prior to the date of such Change of Control and which has not ended as of such date shall be deemed to have been achieved at the Change of Control Level ROIC level of performance for such Performance Period and (ii) the provisions of Sections 5.1 and 5.2 shall cease to apply.

(b) With respect to a Performance Period described in Section 5.4(a), on or before the Applicable Payment Date (as defined below) following the end of each calendar year in such Performance Period ending on or after the date of such Change of Control, each Retirement Eligible Participant (as defined below) with respect to such calendar year who has received an Award with respect to such Performance Period shall receive a payment from the Company equal to (i) the Payment Amount applicable to such Participant’s Award for such Performance Period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the date of such Participant’s commencement of participation in the Program for such Performance Period and ending on the last day of such calendar year, and the denominator of which is the number of days in the entire Performance Period, minus (ii) the aggregate payments, if any, made to such Participant pursuant to this paragraph with respect to prior calendar years. For purposes of the preceding sentence, (A) the “Applicable Payment Date” with respect to a calendar year shall mean March 15 of the year following the end of such calendar year, and (B) a Participant shall be considered a “Retirement Eligible Participant” with respect to a calendar year if such Participant was eligible to Retire during such year and did not suffer a Qualifying Event, die, become Disabled or Retire during such year.

(c) If a Change of Control occurs and on the date thereof or thereafter during a Performance Period described in Section 5.4(a) a Participant who has received an Award with respect to such Performance Period suffers a Qualifying Event or dies, becomes Disabled, or Retires, then, with respect to such Performance Period, such Participant (or, in the case of death, such Participant’s estate) shall (i) no later than March 15 of the year following the occurrence of the Qualifying Event, death, Disability or Retirement, receive a payment from the Company equal to (A) the Payment Amount applicable to such Participant’s Award for such Performance Period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the date of such Participant’s commencement of participation in the Program for such Performance Period and ending on the date such Participant died, became Disabled, Retired or suffered the Qualifying Event, and the denominator of which is the number of days in the entire Performance Period, minus (B) the aggregate payments, if any, made or payable to such Participant pursuant to Section 5.4(b) with respect to calendar years that ended prior to the date of such Participant’s Qualifying Event, death, Disability or Retirement, and (ii) not be entitled to any additional payment under the Program with respect to such Performance Period (other than any unpaid amount owed to such Participant pursuant to Section 5.4(b) with respect to a calendar year that ended prior to the date of such Participant’s Qualifying Event, death, Disability or Retirement).

(d) With respect to a Participant who received an Award with respect to a Performance Period described in Section 5.4(a), who did not die, become Disabled, Retire or suffer a Qualifying Event during such Performance Period and who remained continuously employed by the Company from the date he or she received such Award until the last day of such Performance Period, such Participant shall receive a payment from the Company on or before March 15 of the year following the last day of such Performance Period in an amount equal to (i) the Payment Amount applicable to such Participant’s Award for such Performance Period, minus (ii) the aggregate payments, if any, made or payable to such Participant pursuant to Section 5.4(b) with respect to such Award.

5.5 Form of Payment of Awards. All payments to be made under the Program to a Participant with respect to an Award shall be paid in a single lump sum payment in cash.

5.6 Delayed Payment Restriction. With respect to a Participant who is identified as a specified employee (within the meaning of section 409A(a)(2)(B)(i) of the Code and as determined by the Company in accordance with any of the methods permitted under the regulations issued under section 409A of the Code) and who is to receive a payment hereunder (which payment is not a “short-term deferral” for purposes of section 409A of the Code) on account of such Participant’s separation from service (within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder, but excluding a separation from service by reason of death or Disability), the payment to such Participant shall not be made prior to the earlier of (a) the date that is six months after the Participant’s termination of employment or (b) the date of death of the Participant. In such event, any payment to which the Participant would have otherwise been entitled during the first six months following the Participant’s termination of employment (or, if earlier, prior to the Participant’s date of death) shall be accumulated and paid in the form of a single lump sum payment to the Participant on the date that is six months after the Participant’s termination of employment or to the Participant’s estate on the date of the Participant’s death, as applicable.

5.7 Time of Payment Obligations. Any obligation hereunder to make a payment on a specified date shall be deemed to have been satisfied in the event that such payment is made within five business days after such specified date; provided, however, that, with respect to a payment that is intended to qualify as a “short-term deferral” under section 409A of the Code, in no event shall such payment be made later than the date required in order for such payment to so qualify.

VI. TERMINATION AND AMENDMENT OF PROGRAM

6.1 Termination and Amendment. Subject to the terms of this Section 6.1, the Committee may amend the Program at any time and from time to time, and the Committee may at any time terminate the Program (in its entirety or as it applies to one or more specified Subsidiaries) with respect to Performance Periods that have not commenced as of the date of such Committee action; provided, however, that, (a) except as provided in the following sentence, the Program may not be amended in a manner that would impair the rights of any Participant with respect to any outstanding Award without the consent of such Participant, and (b) to the extent required by section 409A of the Code, the Program may not be amended or terminated in a manner that would give rise to an impermissible acceleration of the time or form of a payment of a benefit under the Program pursuant to section 409A(a)(3) of the Code and any regulations or guidance issued thereunder. Notwithstanding anything in the Program or an Award Notice to the contrary, if the Committee determines that the terms of the Program and/or any Award Notice do not, in whole or in part, satisfy the requirements of section 409A of the Code (or the requirements for an exemption to the application of section 409A of the Code), then the Committee, in its sole discretion, may unilaterally modify the Program and any such Award Notice in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder (or to qualify for an exemption to the application of such section). No Participant’s participation herein may be terminated in contemplation of or in connection with a Change of Control. The Program may not be amended or terminated in contemplation of or in connection with a Change of Control unless adequate and effective provision for the making of all payments otherwise payable pursuant to Section 5.4 (as in effect on the date of the grant of the affected Award) with respect to such Change of Control shall be made in connection with any such amendment or termination. The Committee shall remain in existence after the termination of the Program for the period determined necessary by the Committee to facilitate the termination of the Program and the payment of any outstanding Awards hereunder, and all provisions of the Program that are necessary, in the opinion of the Committee, for equitable operation of the Program during such period shall remain in force.

VII. MISCELLANEOUS PROVISIONS

7.1 No Effect on Employment Relationship. Except as expressly provided otherwise herein, for all purposes of the Program, a Participant shall be considered to be in the employment of the Company as long as he or she has not incurred a separation from service with the Company and its affiliates within the meaning of section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 20% (or 49% if the Participant will no longer serve as an officer of the Company) of the average level of bona fide services provided in the immediately preceding 36 months. Nothing in the adoption of the Program, the grant of Awards, or the payment of amounts under the Program shall confer on any person the right to continued employment by the Company or any Subsidiary or affect in any way the right of the Company (or a Subsidiary, if applicable) to terminate such employment at any time. Unless otherwise provided in a written employment agreement, the employment of each Participant shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Participant or the Participant’s employer for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of a Participant’s employment for purposes of the Program, and the reason for such termination, shall be determined solely by and in the discretion of the Administrator, and its determination shall be final, binding, and conclusive on all parties.

7.2 Prohibition Against Assignment or Encumbrance. No Award or other right, title, interest, or benefit hereunder shall ever be assignable or transferable, or liable for, or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any Award or other right, title, interest, or benefit hereunder in any manner until the same shall have actually been distributed free and clear of the terms of the Program. Payments with respect to an Award shall be payable only to the Participant (or (a) in the event of a Disability that renders such Participant incapable of conducting his or her own affairs, any payment due under the Program to such Participant shall be made to his or her duly appointed legal representative and (b) in the event of the death of a Participant, any payment due under the Program to such Participant shall be made to his or her estate). Notwithstanding the preceding provisions of this paragraph, the Administrator shall comply with the terms of any qualified domestic relations order providing for the transfer or assignment of all or any portion of a Participant’s interest under the Program. The provisions of the Program shall be binding on all successors and permitted assigns of a Participant, including without limitation the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

7.3 Unfunded, Unsecured Program. The Program shall constitute an unfunded, unsecured obligation of the Company to make payments of incentive compensation to certain individuals from its general assets in accordance with the Program. Each Award granted under the Program merely constitutes a mechanism for measuring such incentive compensation and does not constitute a property right or interest in the Company, any Subsidiary, or any of their assets. Neither the establishment of the Program, the granting of Awards, nor any other action taken in connection with the Program shall be deemed to create an escrow or trust fund of any kind.

7.4 No Rights of Participant. No Participant shall have any security or other interest in any assets or stock of the Company or any Subsidiary as a result of participation in the Program (except after payment thereof to the Participant). Participants and all persons claiming under Participants shall rely solely on the unsecured promise of the Company set forth herein, and nothing in the Program, an Award or an Award Notice shall be construed to give a Participant or anyone claiming under a Participant any right, title, interest, or claim in or to any specific asset, fund, entity, reserve, account, or property of any kind whatsoever owned by the

Company or any Subsidiary or in which the Company or any Subsidiary may have an interest now or in the future; but each Participant shall have the right to enforce any claim hereunder in the same manner as a general creditor. Neither the establishment of the Program nor participation hereunder shall create any right in any Participant to make any decision, or provide input with respect to any decision, relating to the business of the Company or any Subsidiary.

7.5 Clawback. Notwithstanding any provision in the Program to the contrary, the payments and benefits provided under the Program shall be subject to a clawback to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

7.6 Tax Withholding. The Company and the Subsidiaries shall deduct and withhold, or cause to be withheld, from a Participant’s payment made under the Program, or from any other payment to such Participant, an amount necessary to satisfy any and all tax withholding obligations arising under applicable local, state, federal, or foreign laws associated with such payment. The Company and the Subsidiaries may take any other action as may in their opinion be necessary to satisfy all obligations for the payment and withholding of such taxes.

7.7 No Effect on Other Compensation Arrangements. Nothing contained in the Program or any Participant’s Award or Award Notice shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements affecting any Participant. Nothing in the Program shall be construed to affect the provisions of any other compensation plan or program maintained by the Company or any Subsidiary.

7.8 Subsidiaries. The Company may require any Subsidiary employing a Participant to assume and guarantee the Company’s obligations hereunder to such Participant, either at all times or solely in the event that such Subsidiary ceases to be a Subsidiary.

7.9 Governing Law. The Program shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.